UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_____________________

FORM	8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	September 29, 2024

Marsh & McLennan Companies, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	001-5998	36-2668272
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1166 Avenue of the Americas,	New York,	NY	10036
(Address of Principal Executive Offices)			(Zip Code)

Registrant’s telephone number, including area code	(212)	345-5000
    Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
    Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of exchange on which registered
Common Stock, par value $1.00 per share	MMC	New York Stock Exchange
Chicago Stock Exchange
    Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.	☐

Item 1.01     Entry into a Material Definitive Agreement.

Merger Agreement

On September 29, 2024, Marsh & McLennan Agency LLC (“MMA”), an indirect wholly-owned subsidiary of Marsh & McLennan Companies, Inc. (the “Company”), and BD Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of MMA (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with TIH Platform Midco, L.P., a Delaware limited partnership (“Company Stockholder”) and TIH Blocker II, Inc., a Delaware corporation (the “McGriff Parent”), that conducts the McGriff Insurance Services business, pursuant to which MMA will acquire McGriff Parent for an aggregate purchase price of $7.75 billion in cash, subject to certain customary adjustments as set forth in the Merger Agreement (the “Transaction”). In conjunction with the Transaction, the Company will assume a deferred tax asset valued at approximately $500 million.

Completion of the Transaction is subject to the satisfaction or waiver of certain limited customary closing conditions, including regulatory approval. The Merger Agreement includes customary termination provisions for both MMA and McGriff Parent.

The Merger Agreement contains representations, warranties and covenants related to the Transaction that are customary for a transaction of this nature, including an agreement to use reasonable best efforts to operate the McGriff Insurance Services business in the ordinary course during the period prior to the consummation of the Transaction.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, which is attached as Exhibit 2.1 hereto and incorporated by reference. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement for the purpose of allocating contractual risk between those parties, and do not establish these matters as facts. Investors should not rely on the representations, warranties and covenants as characterizations of the actual state of facts or condition of the Company, MMA, Company Stockholder, McGriff Parent or any of their respective subsidiaries or affiliates.

Bridge Credit Facility Commitment Letter

In connection with, and concurrently with the entry into the Merger Agreement, the Company entered into a Commitment Letter dated September 29, 2024 (the “Commitment Letter”), with Citigroup Global Markets Inc. (the “Bank”) pursuant to which the Bank has committed, subject to customary conditions, to provide the Company with 100% of the loans under a 364-day unsecured bridge term loan facility in an amount not to exceed $7.75 billion (the “Bridge Loan Facility”). The Bridge Loan Facility will be reduced by an equivalent amount of the net cash proceeds of the incurrence of a term loan facility, the issuance by the Company of debt, equity or equity-linked securities in a public offering or private placement, or the disposition of assets prior to the consummation of the Transaction and upon other specified events, subject to certain exceptions set forth in the Commitment Letter. The funding of the Bridge Loan Facility is subject to the satisfaction of certain customary conditions.

Item 8.01 Other Events.

On September 30, 2024, the Company issued a press release announcing the Transaction. The press release, filed as Exhibit 99.1 to this Current Report on Form 8-K, is incorporated herein by reference.

Item 9.01        Financial Statements and Exhibits.

(d) Exhibits

Exhibit
No.                  Document

2.1       Agreement and Plan of Merger by and among TIH Blokcer II, Inc., Marsh & McLennan
Agency, LLC, BD Merger Sub, Inc. and TIH Platform Midco, L.P., dated as of September
29, 2024

99.1 Press Release, dated September 30, 2024

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MARSH & McLENNAN COMPANIES, INC.

By:	/s/ Connor Kuratek
Name:	Connor Kuratek
Title:	Deputy General Counsel and Corporate Secretary

Date:    September 30, 2024

Exhibit Index
Exhibit No.

2.1       Agreement and Plan of Merger by and among TIH Blokcer II, Inc., Marsh & McLennan
Agency, LLC, BD Merger Sub, Inc. and TIH Platform Midco, L.P., dated as of September
30, 2024

99.1 Press Release, dated September 30, 2024
5